Exhibit 23.1

May 12, 2025 Project No. 6371.3 Via Email: scott.spears@ramacometc.com Mr. B. Scott Spears Vice President - Finance Ramaco Resources, Inc. 250 West Main Street, Suite 1800 Lexington, Kentucky 40507

Reference: Consent of Independent Experts

Dear Mr. Spears:

With respect to the SEC filings by Ramaco Resources, Inc. (the “Company”), including but not limited to its Current Report on Form 8-K filed on May 12, 2025, Weir International, Inc., as independent mining engineers and geologists, hereby consents to the use of information contained in the Technical Report Summary for the Brook Mine Property, dated March 31, 2025, and incorporation by reference of such information in the Company’s Registration Statements on Form S-8 (File No. 333-265384 and File No. 333-215913) and Form S-3 (File No. 333-261228 and File No. 333-274324). We also consent to the reference to Weir International, Inc. in those filings and any amendments thereto.

Respectfully submitted,

Weir International, Inc.

Fran X. Taglia

President